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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS

We have issued our reports dated February 12, 1998 (except for paragraph b of Note 24, as to which the date is November 5, 1998) and November 5, 1998, accompanying the Consolidated Financial Statements and Schedule II, respectively, of WinStar Communications, Inc. and subsidiaries, contained in the Registration Statement and Prospectus, and included in the Annual Report on Form 10-K/A which are incorporated by reference in this Registration Statement. We consent to the use and incorporation by reference of the aforementioned reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP

New York, New York
January 4, 1999